UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2024

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

delaware	001-39717	20-2903526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 East Colorado Blvd. Suite 180

Pasadena, California 91101

(Address of principal executive offices)

(631) 830-7092

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LIXT	The Nasdaq Stock Market LLC
Warrant to Purchase Common Stock	LIXTW	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On February 23, 2024, Lixte Biotechnology Holdings, Inc. (the “Company”) entered into a Patent License Agreement (the “License Agreement”) with the National Institute of Neurological Disorders and Stroke (“NINDS”) and the National Cancer Institute (“NCI”), each an institute or center of the National Institute of Health (“NIH”). Pursuant to the License Agreement, the Company has licensed exclusively NIH’s intellectual property rights claimed for a Cooperative Research and Development Agreement (“CRADA”) subject invention co-developed with the Company, and the licensed field of use which focuses on promoting anti-cancer activity alone, or in combination with standard anti-cancer drugs. The scope of this clinical research extends to checkpoint inhibitors, immunotherapy, and radiation for the treatment of cancer. The License Agreement is effective, and shall extend, on a licensed product, licensed process, and country basis, until the expiration of the last-to-expire valid claim of the jointly owned licensed patent rights in each such country in the licensed territory, unless sooner terminated.

The License Agreement contemplates that the Company will seek to work with pharmaceutical companies and clinical trial sites (including comprehensive cancer centers) to initiate clinical trials within timeframes that will meet the benchmarks noted below. Data from the clinical trials will be the subject of various regulatory filings for marketing approval in applicable countries in the licensed territories. Subject to the receipt of marketing approval, the Company would be expected to commercialize the licensed products in markets where regulatory approval has been obtained.

The Company is obligated to pay the NIH a non-creditable, non-refundable license issue royalty of $50,000 and a first minimum annual royalty of $30,000, within sixty days from the effective date of the Agreement. The first minimum annual royalty may be prorated from the effective date of the License Agreement to the next subsequent January 1. Thereafter, the minimum annual royalty of $30,000 is due each January 1 and may be credited against any earned royalties due for sales made in that year.

The Company is obligated to pay the NIH, on a country-by-country basis, earned royalties of 2% on net sales of each royalty-bearing product and process, subject to reduction by 50% under certain circumstances relating to royalties paid by the Company to third parties, but not less than 1%. The Company’s obligation to pay earned royalties under the License Agreement commences on the date of the first commercial sale of a royalty-bearing product or process and expires on the date on which the last valid claim of the licensed product or licensed process expires in such country.

The Company is obligated to pay the NIH benchmark royalties, on a one-time basis, within sixty days from the first achievement of each such benchmark. The License Agreement defines four such benchmarks, with deadlines of October 1, 2024, 2027, 2029 and 2031, respectively, each with a different specified benchmark payment amount payable within thirty days of achieving such benchmark. The October 31, 2024 benchmark is defined as the dosing of the first patient with a licensed product in a Phase 2 clinical study of such licensed product in the licensed fields of use. The total of all such benchmark payments is $1,225,000.

The Company is obligated to pay the NIH sublicensing royalties of 5% on sublicensing revenue received for granting each sublicense within sixty days of receipt of such sublicensing revenue.

The foregoing description of the License Agreement does not purport to be complete and is subject to and qualified in its entirety, by the full text of the License Agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 8.01	Other Events.

On February 26, 2024, the Company issued a press release with respect to entering into the License Agreement with NINDS and NCI.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

We are filing as part of this Current Report on Form 8-K the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2024	LIXTE BIOTECHNOLOGY HOLDINGS, INC.

	By:	/s/ BASTIAAN VAN DER BAAN
Bastiaan van der Baan
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Exclusive Patent License with NINDS and NCI
99.1	Press Release announcing entering into the License Agreement with NINDS and NCI
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

-4-